UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)*


                             Metal Management, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    591097209
--------------------------------------------------------------------------------
                                 (CUSIP Number)




                                                     Donna Alderman
                                          Matlin Patterson Global Opportunities
      Donna Alderman                                  Partners L.P.
   Matlin Patterson LLC                 c/o Matlin Patterson Global Partners LLC
    11 Madison Avenue                               11 Madison Avenue
 New York, New York 10010                       New York, New York 10010
Telephone: (212) 325-2315                       Telephone: (212) 325-2315
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)




                                August 22, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)

      [X] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                       ------------------
CUSIP NO. 591097209                   13G                     PAGE 2 OF 17 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Matlin Patterson LLC

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            734,831
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                      734,831
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      734,831
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      HC
--------------------------------------------------------------------------------

-----------------------                                       ------------------
CUSIP NO. 591097209                   13G                     PAGE 3 OF 17 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Matlin Patterson Asset Management LLC

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            734,831
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                      734,831
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      734,831
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      HC
--------------------------------------------------------------------------------

-----------------------                                       ------------------
CUSIP NO. 591097209                   13G                     PAGE 4 OF 17 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Matlin Patterson Global Opportunities Partners L.P. (formerly CSFB Global Opportunities Partners, L.P.)

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            734,831
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                      734,831
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      734,831
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

-----------------------                                       ------------------
CUSIP NO. 591097209                   13G                     PAGE 5 OF 17 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Matlin Patterson Global Opportunities Partners (Bermuda) L.P. (formerly CSFB Global Opporunities Partners (Bermuda), L.P.)

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Bermuda

--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            734,831
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                      734,831
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      734,831
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------

-----------------------                                       ------------------
CUSIP NO. 591097209                   13G                     PAGE 6 OF 17 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Matlin Patterson Global Partners LLC

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            734,831
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                      734,831
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      734,831
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      HC
--------------------------------------------------------------------------------

-----------------------                                       ------------------
CUSIP NO. 591097209                   13G                     PAGE 7 OF 17 PAGES
-----------------------                                       ------------------


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Matlin Patterson Global Advisers LLC

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY            734,831
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                      734,831
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      734,831
--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      HC, IA
--------------------------------------------------------------------------------

-----------------------                                       ------------------
CUSIP NO. 591097209                   13G                     PAGE 8 OF 17 PAGES
-----------------------                                       ------------------



      Pursuant to Rule 13d-2 promulgated under the Securities Exchange Act of 1934, as amended, the undersigned are hereby filing this Amendment No. 1 (this "Amendment") to the Schedule 13G filed on July 26, 2002 ("Schedule 13G") by Matlin Patterson LLC ("Matlin Patterson"), a Delaware limited liability company, Matlin Patterson Asset Management LLC ("Matlin Asset Management"), a Delaware limited liability company, Matlin Patterson Global Opportunities Partners L.P. ("Matlin Partners Delaware"), a Delaware limited partnership, Matlin Patterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners Bermuda" and, together with Matlin Partners Delaware, "Matlin Partners"), a Bermuda limited partnership, Hemisphere Global Opportunities Partners, Ltd. ("Hemisphere"), Matlin Patterson Global Advisers LLC ("Matlin Advisers"), a Delaware limited liability company, and Mutual Trust Management (Bermuda) Limited ("Mutual Trust"), with the United States Securities and Exchange Commission relating to the common stock, par value $0.01 per share, of Metal Management, Inc., a Delaware corporation, to reflect a change in the general partner of Matlin Partners on August 22, 2002. As a result of such change, Hemisphere is no longer the general partner of Matlin Partners. The new general partner of Matlin Partners is Matlin Patterson Global Partners LLC ("Matlin Global Partners"), a Delaware limited liability company. Therefore, Hemisphere and Mutual Trust, as sole shareholder of Hemisphere, are no longer "Reporting Persons." In this Amendment, the undersigned amend and restate (i) the entire text of Item 2(a),
(ii) the entire text of Item 2(b), (iii) the entire text of Item 2(c), (iv) the entire text of Item 4, (v) the entire text of Item 7 and (vi) the second paragraph of Schedule I.

ITEM 2(a).     NAMES OF PERSONS FILING.

               (1) Matlin Patterson LLC.  See Schedule I.

               (2) Matlin Patterson Asset Management LLC.

               (3) Matlin Patterson Global Opportunities Partners L.P.

               (4) Matlin Patterson Global Opportunities Partners (Bermuda) L.P.

               (5) Matlin Patterson Global Partners LLC.

               (6) Matlin Patterson Global Advisers LLC.


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

               (1) Matlin Patterson LLC
                   11 Madison Avenue
                   New York, New York  10010

               (2) Matlin Patterson Asset Management LLC
                   11 Madison Avenue
                   New York, New York  10010

               (3) Matlin Patterson Global Opportunities Partners L.P.
                   11 Madison Avenue
                   New York, New York  10010

-----------------------                                       ------------------
CUSIP NO. 591097209                   13G                     PAGE 9 OF 17 PAGES
-----------------------                                       ------------------

               (4) Matlin Patterson Global Opportunities Partners (Bermuda) L.P.
                   c/o Matlin Patterson Global Partners LLC
                   11 Madison Avenue
                   New York, New York  10010

               (5) Matlin Patterson Global Partners LLC
                   11 Madison Avenue
                   New York, New York  10010

               (6) Matlin Patterson Global Advisers LLC
                   11 Madison Avenue
                   New York, New York  10010


ITEM 2(c).     CITIZENSHIP.

               (1) Delaware

               (2) Delaware

               (3) Delaware

               (4) Bermuda

               (5) Delaware

               (6) Delaware


ITEM 2(d).     OWNERSHIP.

               (a)  Amount beneficially owned:

                    (1) See response to Item 9 on page 2.

                    (2) See response to Item 9 on page 3.

                    (3) See response to Item 9 on page 4.

                    (4) See response to Item 9 on page 5.

                    (5) See response to Item 9 on page 6.

                    (6) See response to Item 9 on page 7.

-----------------------                                      -------------------
CUSIP NO. 591097209                   13G                    PAGE 10 OF 17 PAGES
-----------------------                                      -------------------


               (b)   Percent of class:

                     (1) See response to Item 11 on page 2.

                     (2) See response to Item 11 on page 3.

                     (3) See response to Item 11 on page 4.

                     (4) See response to Item 11 on page 5.

                     (5) See response to Item 11 on page 6.

                     (6) See response to Item 11 on page 7.

-----------------------                                      -------------------
CUSIP NO. 591097209                   13G                    PAGE 11 OF 17 PAGES
-----------------------                                      -------------------

               (c)   Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote:

                           (1) See response to Item 5 on page 2.

                           (2) See response to Item 5 on page 3.

                           (3) See response to Item 5 on page 4.

                           (4) See response to Item 5 on page 5.

                           (5) See response to Item 5 on page 6.

                           (6) See response to Item 5 on page 7.

                     (ii)  Shared power to vote or to direct the vote:

                           (1) See response to Item 6 on page 2.

                           (2) See response to Item 6 on page 3.

                           (3) See response to Item 6 on page 4.

                           (4) See response to Item 6 on page 5.

                           (5) See response to Item 6 on page 6.

                           (6) See response to Item 6 on page 7.

                     (iii) Sole power to dispose or to direct the disposition
               of:

                           (1) See response to Item 7 on page 2.

                           (2) See response to Item 7 on page 3.

                           (3) See response to Item 7 on page 4.

                           (4) See response to Item 7 on page 5.

                           (5) See response to Item 7 on page 6.

                           (6) See response to Item 7 on page 7.

                     (iv) Shared power to dispose or to direct the disposition of:

                           (1) See response to Item 8 on page 2.

                           (2) See response to Item 8 on page 3.

                           (3) See response to Item 8 on page 4.

                           (4) See response to Item 8 on page 5.

                           (5) See response to Item 8 on page 6.

                           (6) See response to Item 8 on page 7.

-----------------------                                      -------------------
CUSIP NO. 591097209                   13G                    PAGE 12 OF 17 PAGES
-----------------------                                      -------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEGIN REPORT ON BY THE PARENT HOLDING COMPANY.

               (1) See Schedule I.

               (2) Inapplicable.

               (3) Inapplicable.

               (4) Inapplicable.

               (5) Inapplicable.

               (6) Inapplicable.

-----------------------                                      -------------------
CUSIP NO. 591097209                   13G                    PAGE 13 OF 17 PAGES
-----------------------                                      -------------------


                                   SCHEDULE I

The second paragraph of Schedule I to Schedule 13G shall be amended and restated as follows:

Matlin Advisers is a wholly-owned subsidiary of Matlin Asset Management. Matlin Advisers performs certain investment advisory services on behalf of Matlin Patterson Global Opportunities Partners L.P. ("Matlin Partners Delaware"), a limited partnership organized under the laws of Delaware, and Matlin Patterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners Bermuda" and, together with Matlin Partners Delaware, "Matlin Partners"), an exempted limited partnership organized under the laws of Bermuda, pursuant to a certain Amended and Restated Investment Advisory Agreement, dated as of October 16, 2001 (the "Investment Advisory Agreement"), among CSFB Global Opportunities Advisers, LLC ("CSFB Advisers"), CSFB Global Opportunities Partners, L.P. and CSFB Global Opportunities Partners (Bermuda), L.P. (collectively, "CSFB Partners"), which Investment Advisory Agreement was sold by CSFB Advisers to Matlin Advisers pursuant to the Restructuring Agreement, dated as of June 27, 2002, among Credit Suisse First Boston, Inc., CSFB Advisers, CSFB Global Opportunities Investments, L.P., CSFB Global Opportunities Investment (GP) Corp., Hemisphere Global Opportunities Partners, Ltd., GOP Domestic Partners, L.P., GOP International Partners, L.P., Matlin Advisers, Matlin Patterson Global Partners LLC ("Matlin Patterson Partners"), Matlin Patterson, Matlin Asset Management and individuals identified therein. The address of Matlin Advisors' principal business and office is 11 Madison Avenue, New York, New York 10010. Matlin Partners beneficially own 734,831 shares of common stock of Metal Management, Inc. (based on 9,369,386 shares outstanding as of May 30, 2002 as reported on a Form 10-K of Metal Management, Inc. filed on June 13, 2002 for the year ended March 31,
2002). The principal business of Matlin Patterson Partners is acting as the general partner to Matlin Partners. The address of Matlin Patterson Partners' principal business and office is 11 Madison Avenue, New York, New York 10010.

-----------------------                                      -------------------
CUSIP NO. 591097209                   13G                    PAGE 14 OF 17 PAGES
-----------------------                                      -------------------

MATERIALS TO BE FILED AS EXHIBITS.

Exhibit A. Joint Filing Agreement, dated as of August 28, 2002, by and among the Reporting Persons.

                            [SIGNATURE PAGE FOLLOWS]

-----------------------                                      -------------------
CUSIP NO. 591097209                   13G                    PAGE 15 OF 17 PAGES
-----------------------                                      -------------------


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 28, 2002


                                    MATLIN PATTERSON LLC


                                       By: /s/ Mark R. Patterson
                                          --------------------------------------
                                          Name:  Mark R. Patterson
                                          Title: Member


                                    MATLIN PATTERSON ASSET MANAGEMENT LLC

                                       By: Matlin Patterson LLC, its Manager



                                          By:  /s/ Mark R. Patterson
                                             -----------------------------------
                                          Name:  Mark R. Patterson
                                          Title: Member



                                    MATLIN PATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS L.P.

                                    By:   Matlin Patterson Global Partners
                                          LLC, its General Partner



                                          By:  /s/ Mark R. Patterson
                                             -----------------------------------
                                               Name:  Mark R. Patterson
                                               Title:  Director

-----------------------                                      -------------------
CUSIP NO. 591097209                   13G                    PAGE 16 OF 17 PAGES
-----------------------                                      -------------------



                                    MATLIN PATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS (BERMUDA) L.P.

                                    By:  Matlin Patterson Global Partners
                                         LLC, its General Partner



                                          By: /s/ Mark R. Patterson
                                             -----------------------------------
                                               Name:  Mark R. Patterson
                                               Title:  Director


                                    MATLIN PATTERSON GLOBAL PARTNERS LLC



                                          By: /s/ Mark R. Patterson
                                             -----------------------------------
                                          Name:  Mark R. Patterson
                                          Title:  Director


                                    MATLIN PATTERSON GLOBAL ADVISERS LLC

                                          By: /s/ Mark R. Patterson
                                             -----------------------------------
                                          Name:  Mark R. Patterson
                                          Title:  Chairman

-----------------------                                      -------------------
CUSIP NO. 591097209                   13G                    PAGE 17 OF 17 PAGES
-----------------------                                      -------------------


Exhibit A. Joint Filing Agreement, dated as of August 28, 2002, by and among the Reporting Persons

                                                                       EXHIBIT A


             JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(K)(1)

This agreement, dated August 28, 2002, is made pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

                            [SIGNATURE PAGE FOLLOWS]

                                    SIGNATURE

Dated:       August 28, 2002


                                    MATLIN PATTERSON LLC


                                       By: /s/ Mark R. Patterson
                                          --------------------------------------
                                          Name:  Mark R. Patterson
                                          Title: Member


                                    MATLIN PATTERSON ASSET MANAGEMENT LLC

                                       By: Matlin Patterson LLC, its Manager



                                          By:  /s/ Mark R. Patterson
                                             -----------------------------------
                                          Name:  Mark R. Patterson
                                          Title: Member



                                    MATLIN PATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS L.P.

                                    By:   Matlin Patterson Global Partners
                                          LLC, its General Partner



                                          By:  /s/ Mark R. Patterson
                                             -----------------------------------
                                               Name:  Mark R. Patterson
                                               Title:  Director

                                    MATLIN PATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS (BERMUDA) L.P.

                                    By:  Matlin Patterson Global Partners
                                         LLC, its General Partner



                                          By: /s/ Mark R. Patterson
                                             -----------------------------------
                                               Name:  Mark R. Patterson
                                               Title:  Director


                                    MATLIN PATTERSON GLOBAL PARTNERS LLC



                                          By: /s/ Mark R. Patterson
                                             -----------------------------------
                                          Name:  Mark R. Patterson
                                          Title:  Director


                                    MATLIN PATTERSON GLOBAL ADVISERS LLC

                                          By: /s/ Mark R. Patterson
                                             -----------------------------------
                                          Name:  Mark R. Patterson
                                          Title:  Chairman